Exhibit (m)(13)

SALIENT GLOBAL EQUITY FUND

CLASS A SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

August 23, 2012

WHEREAS, Salient Global Equity Fund (the “Fund”), a series of Salient MF Trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers for public sale shares of beneficial interest (“Shares”);

WHEREAS, Shares are divided into one or more classes, one of which is designated as Class A Shares;

WHEREAS, the Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act for the Class A Shares, and the Board of Trustees of the Fund (the “Board”) has determined that there is a reasonable likelihood that adoption of said plan will benefit the Class A Shares and their shareholders; and

WHEREAS, the Fund has entered into a Distribution Agreement with its distributor pursuant to which the distributor has agreed to serve as the general distributor of the Shares;

NOW, THEREFORE, the Fund, with respect to the Class A Shares, hereby adopts this Distribution Plan Pursuant to Rule 12b-1 (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1. A. The Class A Shares of the Fund shall pay distribution and/or service fees at the annual rate of 0.25% of the average daily net assets of the Fund attributable to Class A Shares and such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

B. The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Rule 2830 of the Conduct Rules (“Rule 2830”) of the Financial Industry Regulatory Authority (“FINRA”), or any successor rule, remain in effect as to the Fund and apply to recipients of payments made under this Plan, the amounts paid hereunder shall not exceed those limitations, including permissible interest. Amounts expended in support of the activities described in Paragraph 2.B. of this Plan may be excluded in determining whether expenditures under the Plan exceed the appropriate percentage of new gross assets specified in Rule 2830. Solely for purposes of Rule 2830 calculations, amounts expended in support of the activities described in Paragraph 2.B. of this Plan will be deemed not to exceed 0.25% of the Fund’s net assets attributable to Class A Shares.

2. A. The fees authorized by Paragraph 1.A. of this Plan may be paid to the Fund’s distributor pursuant to an appropriate distribution agreement, or to any other third party provider, in payment for any activities or expenses primarily intended to result in the sale of

Class A Shares of the Fund, including, but not limited to, (i) compensation to selling firms and others (including affiliates of the Adviser, as defined below, or the distributor) that engage in or support the sale of Class A Shares of the Fund; and (ii) marketing, promotional and overhead expenses incurred in connection with the distribution of Class A Shares of the Fund. Service fees may be used to compensate selling firms and others for providing personal and account maintenance services to shareholders.

B. The distributor or other third-party provider may pay for the administration and shareholder servicing of Class A shareholder accounts, including, but not limited to, responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of Class A Shares, performance, services, plans and options, investment policies, portfolio holdings, and redemptions of Shares and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; including compensation to organizations and employees who service Class A shareholder accounts, and expenses of such organizations, including overhead and telephone and other communications expenses.

C. To the extent that amounts paid hereunder are not used specifically to (a) reimburse the Funds’ distributor for costs or expenses incurred in financing activities that are primarily intended to result in the sale of the Funds’ Class A Shares or (b) compensate a provider of distribution-related services, the Fund’s distributor may treat such amounts as compensation to it for distribution-related services.

3. Amounts paid by Class A Shares of the Fund will not be used to pay the expenses incurred with respect to any other class of Shares of the Fund; provided, however, that expenses attributable to the Fund as a whole will be allocated, to the extent permitted by law, according to a formula based upon gross sales dollars and/or average net assets of each such class, as may be approved from time to time by a vote of a majority of the Board.

4. The Fund pays and will continue to pay a management fee to Salient Advisors, L.P. (“Adviser”) pursuant to an investment advisory agreement between the Fund and the Adviser. It is recognized that the Adviser may use its management fee revenue, as well as its past profits or its other resources from any other source, to make payments with respect to any expenses incurred in connection with the distribution of Class A Shares of the Fund, including the activities referred to in Paragraph 2 above. To the extent that the indirect payment of management or other fees by the Fund to the Adviser should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class A Shares within the meaning of Rule 12b-1, then such payment shall be deemed to be authorized by this Plan.

5. This Plan shall take effect as promptly as reasonably practicable following the approval of the Plan by the Fund’s initial shareholder, and shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board of Trustees (“Trustees”) who are not “interested persons” of the Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, cast in person at a meeting or meetings duly called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

6. Notwithstanding any other provision herein, the Fund may not compensate a broker-dealer for any sale or of the Fund’s Class A Shares by directing to the broker-dealer (a) portfolio transactions, or (b) commissions, mark-ups, mark-downs or other fees received from execution effected through any other broker-dealer

7. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

8. This Plan may be terminated without penalty at any time by the vote of a majority of the Fund’s Board, including a majority of the Trustees who are not “interested persons” of the Fund, as defined in the 1940 Act, or by a vote of a majority of the Fund’s outstanding Class A Shares. The distributor or other third-party provider may terminate the Plan without penalty upon 60 days’ written notice to the Fund.

9. This Plan may not be amended to increase materially the amount of fees to be paid by the Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of the Class A Shares of the Fund, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 5 hereof for annual approval.

10. While this Plan is in effect, the selection and nomination of Trustees who are not “interested persons” of the Fund, as defined in the 1940 Act, shall be committed to the discretion of Trustees who are themselves not interested persons.

11. The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place and shall preserve copies of each report made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

12. If any paragraph of this Plan is held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Fund has executed this Distribution Plan Pursuant to Rule 12b-1 as of the day and year set forth above.

SALIENT MF TRUST, on behalf of its series,
SALIENT GLOBAL EQUITY FUND

By:	/s/ Jeremy L. Radcliffe
Name:	Jeremy L. Radcliffe
Title:	Trustee, Secretary